Cognigen Networks, Inc.                                                                                               NEWS RELEASE
10757 South Riverfront Parkway,
South Jordan, Utah 80112                                                                                                      For Immediate Release at 1 p.m. PST www.bayhillcapital.comWednesday, April 23, 2008

Cognigen Networks Announces Name Change, Reverse Stock Split
and other Corporate Changes

Name to be BayHill Capital Corporation; Trading Symbol to Change to “BYHL”

South Jordan, Utah, April 23, 2008/PRNewswire-First Call/ -- Cognigen Networks, Inc. (OTC Bulletin Board: CGNW- news), an Internet-enabled marketer and certificated reseller of communications services, announced today that it has completed the steps necessary to change its name to BayHill Capital Corporation, to consummate a reverse split of its common stock at a ratio of one-for-50, effective April 23, 2008, to re-incorporate under the General Corporation Law of the State of Delaware and to effect other corporate changes.

At a special meeting of shareholders held on March 31, 2008, Cognigen’s shareholders approved proposals to change the company’s name to “BayHill Capital Corporation,” to effect a reverse stock split of Cognigen’s common stock, at a ratio of one post-split share for each 50 shares currently outstanding, and to re-incorporate the company under the Delaware General Corporation Law.  Cognigen shareholders also approved proposals to reduce the number of authorized shares of Cognigen capital stock from 320,000,000 shares (300,000,000 shares of common stock and 20,000,000 shares of preferred stock) to 100,400,000 shares (100,000,000 shares of common stock and 4000,000 shares of preferred stock) and to adopt the Cognigen Networks, Inc. 2008 Stock Incentive Plan.

Following the special meeting, Cognigen’s Board of Directors authorized Cognigen’s management to implement the actions approved by the company’s shareholders.  Based on that authorization, the Company’s management completed the actions necessary to effect the name change, reverse stock split, Delaware re-incorporation and reduction in the number of authorized shares of common and preferred stock.  The common stock of BayHill Capital Corporation began trading on April 23, 2008 on a post-split basis under the symbol "BYHL."

Bob Bench, President and CEO stated: “These events are in line with our ongoing plan to position the business for rapid growth through a strategic acquisition strategy. We believe these activities will also help our Internet Marketing business, CommissionRiver, accelerate our current efforts of building our base of affiliate marketers and product offerings. CommissionRiver will continue operating under its current name. We appreciate the support of our shareholders in helping to make these milestones happen.”

Management anticipates that the reverse stock split will reduce the number of outstanding shares of Cognigen's common stock from approximately 87,470,057 shares to approximately 1,749,401 shares.  Cognigen does not presently have any shares of preferred stock outstanding.  No fractional shares will be issued in connection with the reverse stock split. Cash will be issued in lieu of fractional shares. The exercise price and the number of shares of common stock issuable under Cognigen’s outstanding warrants and options will be proportionately adjusted to reflect the reverse stock split. The number of shares issuable under Cognigen’s equity incentive plans, including the recently adopted Cognigen Networks, Inc. 2008 Stock incentive Plan, will be proportionately reduced to reflect the reverse stock split.  Additional information about the actions approved by the Cognigen shareholders is available in Cognigen’s definitive proxy materials filed with the Securities and Exchange Commission on March 3, 2008.

Existing Cognigen shareholders will receive a Letter of Transmittal from Computershare Trust Company, Cognigen’s transfer agent, with specific instructions regarding the exchange of stock certificates. Computershare Trust Company will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split.

About BayHill Capital Corporation

BayHill Capital Corporation owns brands and operates companies related to Internet marketing and product distribution. CommissionRiver, our wholly-owned subsidiary, helps product vendors and advertisers identify and utilize effective marketing methods to find targeted customers. Our current brands and programs are used by thousands of web entrepreneurs who market a variety of products through the Internet on behalf of advertisers. For product advertisers, our brands offer simplified access to a large customer market through an expert selling channel.

Through CommissionRiver we offer a wide range of telecommunication services and related technology products via our Web site, http://.www.commissionriver.com. CommissionRiver’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site.  Our agent-initiated sales, as well as those generated directly off CommissionRiver’s main website, are fulfilled via proprietary software utilizing the Internet. Since September of 1999, we have sold, on behalf of our vendors and for our own account, services and products to approximately 875,000 customers worldwide.

Forward-Looking Statements

In addition to historical statements, the information set forth herein contains forward-looking statements.  Although Cognigen believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect Cognigen’s business, financial condition and results of operations, including without limitation, the process and timing of obtaining regulatory and administrative approvals and completing multiple regulatory and administrative filings.  Many of these risks are beyond Cognigen’s control.

Source:                        BayHill Capital Corporation
  Contact:                      Robyn Farnsworth
           801-705-5128 voice
           801- 705-9372 fax
           robyn@bayhillgroup.com